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                                                                  Exhibit (4)(i)

                      MERRILL LYNCH LIFE INSURANCE COMPANY

                        TAX-SHELTERED ANNUITY ENDORSEMENT


The contract is amended as follows:

1. The Annuitant is the Owner. The contract is not transferable and may not be sold, assigned, discounted or pledged as security for a loan or as security for any other obligation, other than to Merrill Lynch Life Insurance Company. Annuity payments under the contract cannot be surrendered, commuted, assigned, encumbered or anticipated in any way. Your interest in the contract is nonforfeitable. Only your spouse may be designated as a Contingent Owner.

2. Premium payments will be limited as provided in Internal Revenue Code, "IRC," Section 402(g). Payments in excess of such amounts will be returned by Merrill Lynch Life Insurance Company as permitted by law.

3. Distributions under the contract must satisfy the minimum distribution rules in IRC Section 401(a)(9), including the incidental death benefit requirement. The Annuity Date may not be later than the Required Beginning Date. The term "Required Beginning Date: will mean the following:

         a.) For years beginning before 1997, Required Beginning Date means April 1 of the calendar year following the calendar year you attain age 70 1/2. If you attained age 70 1/2 before January 1, 1988, or you are in a governmental plan or a church plan [as defined in IRC Section 401(a)(9)(C)], Required Beginning Date means April 1 of the calendar year following the later of (i) the calendar year you attain age 70 1/2, or (ii) the calendar year you retire.

         b.) For years beginning in 1997 and after, Required Beginning Date means April 1 of the calendar year following the later of (i) the calendar year you attain age 70 1/2, or (ii) the calendar year you retire. Except in the case of a governmental plan or a church plan [as defined in IRC Section 401(a)(9)(C)], if you are a 5% owner (as defined in IRC Section 416), Required Beginning Date means April 1 of the calendar year following the calendar year you attain age 70 1/2.

4. If you die before the Annuity Date and your surviving spouse continues this contract in force under the provisions of the contract, the Annuity Date may be any date prior to the later of (i) December 31 of the calendar year immediately following the calendar year in which you died, and (ii) December 31 of the calendar year in which you would have obtained age 70 1/2.

5. Under "OPTION 1 - PAYMENTS OF A FIXED AMOUNT," the term over which annuity payments are made may not exceed your life expectancy, or the joint life expectancy of you or your spouse (or, if you are not married, a designated second person), at the Annuity Date. If you die before the Annuity Date, the term may not exceed the life expectancy of your surviving spouse.

6. Under "OPTION 2 - PAYMENTS FOR A FIXED PERIOD," the period may not exceed your life expectancy, or the joint life expectancy of you and your spouse (or, if you are not married, a designated second person), at the Annuity Date. If you die before the Annuity Date, the period may not exceed the life expectancy of your surviving spouse.

7. Under "OPTION 4 - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS," the

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guarantee period selected may not exceed your life expectancy or the joint life expectancy of you and your spouse, (or, if you are not married a designated second person), at the Annuity Date. If you die before the Annuity Date, the guarantee period selected may not exceed the life expectancy of your surviving spouse.

8. Under "OPTION 5 - LIFE ANNUITY WITH GUARANTEED RETURN OF CONTRACT VALUE," the period required for distribution of the contract value applied under this option may not exceed your life expectancy or the joint life expectancy of you and your spouse, (or, if you are not married, a designated second person), at the annuity date. If you die before the Annuity Date, the period required for distribution of such contract value may not exceed the life expectancy of your surviving spouse.

9. If "OPTION 6 - JOINT AND SURVIVOR LIFE ANNUITY" is chosen, the second person must be your spouse if you have a spouse. If you die before the Annuity Date, Option 6 is not available to the beneficiary.

10. Life expectancy will be determined according to Internal Revenue Service regulations and rulings.

11. Distributions for the contract attributable to contributions made pursuant to a salary reduction agreement (including withdrawals from the loan security reserve) may be made only (1) after you attain age 59 1/2, (2) upon separation from service, (3) upon death or disability, or (4) for an amount not greater than the total of such contributions in the case of hardship. Any withdrawal from the contract shall effect a surrender of the contract to the extent of such withdrawal. Any premium payments thereafter may be made only with Merrill Lynch Life Insurance Company's consent.

12. You, your spouse, or your former spouse, who is the alternate payee under a Qualified Domestic Relations Order, "Distributee," may elect to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan. This is called a direct rollover. An eligible rollover distribution, "Distribution," is any distribution unless it is:

         a.) One of a series of substantially equal periodic payments (made at least annually) for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's Designated Beneficiary, or for a specified period of ten years or more; or

         b.) Any required distribution under IRC Section 403(b)(10); or

         c.) Any part of a distribution that is not includible in income.

An eligible retirement plan is an IRC Section 403(b) annuity or an individual retirement plan as defined in Internal Revenue Code Section 7701(a)(37), "IRA," that accepts Distributions. However, in the case of a Distribution to the surviving spouse, an eligible retirement plan is an IRA.

This section 12 applies to all Distributions made after December 31, 1992.


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This endorsement controls over any contrary provisions of the contract.

                                          MERRILL LYNCH LIFE INSURANCE COMPANY


                                          By    /s/  BARRY G. SKOLNICK
                                              ---------------------------
                                                   Barry G. Skolnick

                                                   Secretary



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